EXECUTION VERSION

MASTER NETTING, SETOFF, CREDIT AND SECURITY AGREEMENT

WASHINGTON, IA

THIS MASTER NETTING, SETOFF, CREDIT AND SECURITY AGREEMENT (the “Master Agreement”) is dated as of October 12, 2011, by and between Iowa Renewable Energy, LLC, an Iowa limited liability company (“Producer”), and Gavilon, LLC, a Delaware limited liability company (“Gavilon”).

RECITALS:

(a)
Producer and Gavilon are Parties to a certain Feedstock Supply Agreement (“Feedstock Agreement”) and a certain Biodiesel Sale and Purchase Agreement (“Biodiesel Agreement”), each of even date herewith (collectively, the “Supply Agreements”).

(b)	The Supply Agreements require each Party to make payment to, and to perform various supply and other obligations for, the other Party.

(c)
Each Party desires to have the right to setoff, net and terminate the transactions under the Supply Agreements in accordance with the terms thereof and hereof, and this Master Agreement is entered into in reliance on the Parties' agreements herein.

(d)	The Parties further desire to set forth and establish certain credit and security obligations required in connection with the Supply Agreements.

AGREEMENT:

NOW, THEREFORE, in consideration of these premises and the mutual promises and covenants set forth herein, Gavilon and Producer mutually agree as follows:

1.Netting of Payments.

1.1
Due Dates; Payment Dates. Payments for Feedstock shall be deemed due from Producer on the fifteenth (15th) day after delivery to Producer's plant. Payments for Biodiesel shall be deemed due from Gavilon on the day of delivery into Gavilon's transport vessel. Any amounts owed by the Parties pursuant to the Supply Agreements and which are deemed due during each week (Monday through Sunday) shall be payable on the following Wednesday (each a “Payment Date”). If any Payment Date falls on a Holiday, payment shall be made on the preceding banking day.”

1.2
Netting Statements. Each Monday Gavilon shall provide Producer with a netting statement which identifies the Parties' respective payment obligations under the Supply Agreements during the prior week (the “Netting Statement”), and the difference of the greater amount owed by either Party less the amount owed by the other Party (the “Net Settlement”). The Net Settlement shall be paid by the Party owing the greater amount. Payment shall be made via wire transfer to the other Party on the applicable Payment Date. The Applicable Payment Date for finished biodiesel shall be as described in Item 1.1 as above.

1.3
Disputed Amounts. Producer shall promptly notify Gavilon of any disputes it may have upon the receipt of each Netting Statement. If any portion of the Net Settlement remains subject to dispute as of an applicable Payment Date, the disputed amount shall nonetheless be paid and then resolved pursuant to the terms of the applicable Supply Agreement and this Agreement. Any refund or additional amounts owed by either Party to the other Party shall be promptly paid upon resolution of the dispute.

2.Credit and Security Requirements.

2.1	Representations, Warranties and Covenants. Each of Producer and Gavilon represents, warrants and covenants to the other that:

(a)	It is not relying upon any representations of the other Party other than those expressly set forth in this Master Agreement, the Supply Agreements or any confirmation issued pursuant thereto;

(b)	It has entered into this Master Agreement with a full understanding of the material terms and risks of the same, and it is capable of assuming those risks;

(c)
The Parties agree that this Master Agreement, the Supply Agreements, and the transactions thereunder form a single integrated agreement. Each Party has received consideration hereunder for its agreement to treat each of the Supply Agreements and this Master Agreement as one integrated agreement; and

(d)
Except as set forth in Section 4.2, or pursuant to the Consent to Collateral Assignment of Contracts and Agreements and Intercreditor Agreement dated October 12, 2011 between Gavilon and MLIC Asset Holdings, LLC (the “Consent Agreement”), it has not assigned, transferred, created or permitted to exist any lien or other encumbrance on, or otherwise disposed of, or purported to assign, transfer, create or permit to exist any lien or other encumbrance on, or otherwise dispose of, any of its rights to any amounts that may be owed to it under the Supply Agreements to any third party, and covenants that, so long as this Master Agreement is in effect, it will not assign, transfer, create or permit to exist any lien or other encumbrance on, or otherwise dispose of or purport to assign, transfer, create or permit to exist any lien or other encumbrance on, or otherwise dispose of, any of its rights to any amounts that may be owed to it under the Supply Agreements, to any third party.

2.2
Additional Security. Producer hereby grants to Gavilon a first priority continuing security interest in all right, title and interest held by Producer in, to and under all transactions (subject to clause 4.2(a)) arising under the Supply Agreements including payment intangibles and other contract rights, receivables and other proceeds arising therefrom. By executing this Master Agreement Producer authorizes Gavilon to file such financing statements and notices as Gavilon deems appropriate to perfect such security interest. It is understood that the transactions entered into under the Supply Agreements are based on and subject to, market volatility and other factors as well as Producer's credit standing. Consequently, such factors may necessitate that Producer provide security in an amount determined by Gavilon in its reasonable discretion or otherwise provide adequate assurances of Producer's ability to perform all of its obligations under the Supply Agreements. Gavilon acknowledges that additional security may be limited by Producer's existing creditors and may require such creditors' prior approval.

2.3
Financial Information. If requested by Gavilon, Producer shall deliver within one hundred twenty (120) days following the end of each fiscal year, a copy of its (or its guarantor's) annual report containing audited consolidated financial statements for such fiscal year certified by independent certified public accountants. In all cases the statements shall be for the most recent accounting period and prepared in accordance with generally accepted accounting principles, consistently applied; provided, however, should any such statements not be available timely due to a delay in preparation or certification, such delay shall not be considered a default so long as Producer diligently pursues the preparation, certification and delivery of the statements.

3.Termination/Remedies/Settlement. Upon the occurrence of a termination event set forth in the Feedstock Agreement or the Biodiesel Agreement, or upon a default of any obligation under this Master Agreement, the non-defaulting Party shall immediately have the right to (i) withhold and retain any payments and/or suspend performance for transactions under the applicable Supply Agreement; and (ii) retain and apply any security delivered by the defaulting Party against amounts owed to the non-defaulting Party. Notwithstanding the foregoing, if feedstock has been delivered under the Feedstock Agreement for processing and invoiced to Producer, the Parties shall be obligated to satisfy their respective obligations under this Agreement and the Biodiesel Agreement with regard to any outstanding purchase orders for the corresponding biodiesel. The non-defaulting Party shall upon termination calculate the amounts then owed under the Supply Agreements and, by netting and setoff, determine the single amount payable by one Party hereunder. The defaulting Party shall be provided with a statement showing (in commercially reasonable detail) the calculation of this final net settlement amount (“Final Net Settlement Amount”). Such Final Net Settlement Amount shall be immediately payable by the Party from whom such payment is due. A Party's exercise of rights hereunder shall be without prejudice to any other or further exercise of rights or remedies which such Party may possess, including, but not limited to, the right to maintain an action for breach of contract.

4.Miscellaneous.

4.1
Term. This Master Agreement shall commence on the date hereof and continue in effect until the Supply Agreements have been terminated and all amounts owing thereunder shall have been fully and indefeasibly paid.

4.2
Assignment. Except as set forth herein, neither Party may assign this Agreement or any of its rights or obligations hereunder without the prior written consent of the other Party. A change in fifty percent (50%) or more in the ownership of either Party shall be construed to be an assignment for purposes of this Section 4.2. The above notwithstanding, (a) Producer may assign its rights to receive any Net Settlement or Final Net Settlement Amount to a lender that first executes the Consent Agreement, and (b) Gavilon may, without the need for consent from Producer: (i) transfer, sell, pledge, encumber or assign this Agreement in connection with any financing or other financial arrangements; (ii) transfer or assign this Agreement to an affiliate as long as the affiliate is at least as creditworthy as Gavilon; or (iii) transfer or assign this Agreement to an entity succeeding to all or substantially all of the assets of Gavilon by way of merger, reorganization or otherwise. In the event the Plant is sold by Producer, Producer shall assign this Master Agreement to the purchaser of the Plant and require the purchaser to assume all of Producer's obligations hereunder, provided that such purchaser is reasonably acceptable to Gavilon. Except as provided in the Consent Agreement, no such assignment shall affect the rights or obligations of the Parties (including those with respect to netting and setoff) under this Agreement or any Confirmed Orders. It is further agreed that no such assignment shall be permitted unless the Supply Agreements are similarly assigned in accordance with their terms.

4.3	Notices. Any written notices required hereunder shall be given in accordance with the terms of the Supply Agreements.

4.4	Inurement. This Master Agreement will inure to the benefit of and be binding upon the respective successors and permitted assigns of the Parties.

4.5
Entire Agreement. This Master Agreement and the Supply Agreements (including Confirmed Orders issued pursuant thereto), constitute the entire agreement between the Parties with respect to the subject matter contained herein and any and all previous agreements, written or oral, express or implied, between the Parties or on their behalf relating to the matters contained herein are hereby terminated and canceled. In the event of any conflict between the terms of this Master Agreement and either of the Supply Agreements, this Master Agreement shall govern.

4.6	Waiver. No delay or omission in the exercise of any right, power or remedy hereunder shall impair such right, power or remedy or be construed to be a waiver of any default or acquiescence therein.

4.7	Amendments. There will be no modification of the terms and provisions hereof except by the mutual agreement in writing signed by the Parties.

4.8
Governing Law; Venue. The Agreement will be interpreted, construed and enforced in accordance with the procedural, substantive and other laws of the State of Iowa without giving effect to principles and provisions thereof relating to conflict or choice of law even though one or more of the Parties is now or may do business in or become a resident of a different state. The Parties agree that all disputes or claims arising out of or related to this Agreement shall be resolved exclusively by the state or federal courts located in the State of Iowa, and the Parties hereby waive any objections to the location or jurisdiction of such county.

4.9
Cumulative Remedies. Unless otherwise specifically provided in this Master Agreement, the rights, powers and remedies of each of the Parties provided in this Master Agreement are cumulative and the exercise of any right, power or remedy under this Master Agreement does not affect any other right, power or remedy that may be available to either Party under this Master Agreement, the Supply Agreements, or otherwise at law or in equity.

4.10
Forward Contract/Forward Contract Merchants. The Parties agree that each of them is a forward contract merchant as set forth in 11 U.S.C. §101 (25). The Parties also agree that this Master Agreement, along with the Supply Agreements are all forward contracts as defined in 11 U.S.C. §101 (25). The payments and transfers described herein shall constitute “Settlement Payments” or margin as set forth in 11 U.S.C. §§ 101 (51A) and (38).

4.11	No Partnership. This Master Agreement shall not create or be construed to create in any respect a partnership or any agency or joint venture relationship between the Parties.

4.12
Costs To Be Borne by Each Party. Except as otherwise provided herein, Producer and Gavilon shall pay its own costs and expenses incurred in the negotiation, preparation and execution of this Master Agreement and of all documents referred to in it.

4.13
Counterparts. This Master Agreement may be executed in any number of counterparts with the same effect as if Producer and Gavilon had signed the same document and all counterparts will be construed together and constituted as one and the same instrument.

4.14
Severability. Any provision of this Master Agreement, which is or becomes prohibited or unenforceable in any jurisdiction, shall not invalidate or impair the remaining provisions of this Agreement, and the remaining terms of this Master Agreement shall continue in full force and effect.

4.15
Headings; Interpretations. The article and section headings used herein are for convenience of reference only and shall not affect the construction or interpretation of this Master Agreement. Unless the context of this Master Agreement otherwise requires, (i) words of any gender shall be deemed to include each other gender; (ii) words using the singular or plural number shall also include the plural or singular number, respectively; and (iii) the terms “hereof,” “herein,” “hereby,” “hereto,” and derivative or similar words shall refer to this entire Master Agreement. This Master Agreement is the product of negotiation by and among the Parties hereto. This Master Agreement shall be interpreted and constructed neutrally as to all Parties, without any Party deemed to be the drafter of this Master Agreement.

4.16	Time. Except as otherwise specified herein, all times described herein will be local time in Omaha, Nebraska.

4.17
Confidentiality. The term “Confidential Information” and the related confidentiality obligations of Producer and Gavilon, respectively, as set forth in Section 8 of the Feedstock Agreement shall apply to the terms of this Master Agreement and the information exchanged hereunder.

IN WITNESS WHEREOF, the Parties have each executed this Master Agreement on the date first above written.

GAVILON, LLC	IOWA RENEWABLE ENERGY, LLC
By: /s/ Dennis Stieren	By: /s/ Mark A. Cobb
Its: Vice President of Trade Operations	Its: Vice-Chairman